Exhibit 3.6

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY-DO NOT HIGHLIGHT

Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20130605240-13
Filing Date and Time 09/16/2013 3:20 PM
Entity Number C2590-2004

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Quantum Energy, Inc. C2590-2004

2. The articles have been amended as follows: (provide article numbers, if available)

ARTICLE FOUR

CAPITAL STOCK

The amount of the total authorized capital stock of the corporation is SEVENTY-FIVE MILLION (75,000,000) shares divided into seventy million (70,000,000) shares of Common Stock, $0.001 par value each, and five million (5,000,000) shares of Preferred Stock, $0.001 par value each, and the designations, preferences, limitations and relative rights of the shares of each such class are as follows:

A. Preferred Shares

The corporation may divide and issue the Preferred Shares into series. Preferred Shares of each series, when issued, shall be designated to distinguish it from the shares of all other series of the class of Preferred

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

200,000 (80.07%)

4. Effective date and time of filing: (optional)                Date:                                     Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required).

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above Information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretory of state Amend Profit-After Revised: 8/31/11

EXHIBIT “A”

TO CERTIFICATE OF AMENDMENT TO

ARTICLES OF INCORPORATION OF

QUANTUM ENERGY, INC.

Article Four shall be stricken in its entirety and the following Article Four is substituted in its place and stead:

ARTICLE FOUR

CAPITAL STOCK

The amount of the total authorized capital stock of the corporation is SEVENTY-FIVE MILLION (75,000,000) shares divided into seventy million (70,000,000) shares of Common Stock, $0.001 par value each, and five million (5,000,000) shares of Preferred Stock, $0.001 par value each, and the designations, preferences, limitations and relative rights of the shares of each such class are as follows:

A.     Preferred Shares

The corporation may divide and issue the Preferred Shares into series. Preferred Shares of each series, when issued, shall be designated to distinguish it from the shares of all other series of the class of Preferred Shares. The Board of Directors is hereby expressly vested with authority to fix and determine the relative rights and preferences of the shares of any such series so established to the fullest extent permitted by these Articles of Incorporation and Nevada Revised Statutes in respect to the following:

(a)     The number of shares constituting that series, and the distinctive designations of that series;

(b)     The dividend on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c)     Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d)     Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such as the Board of Directors shall determine;

(e)     Whether or not shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions, and at different redemption rates;

(f)     Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g)     The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(h)     Any other relative rights, preferences and limitations of that series, unless otherwise provided by the certificate of determination.

B.      Common Shares

(a)     The rights of holders of the Common Shares to receive dividends or share in the distribution of assets in the event of liquidation, dissolution or winding up of the affairs of the Corporation shall be subject to the preferences, limitations and relative rights of the Preferred Shares fixed in the resolution or resolutions which may be adopted from time to time by the Board of Directors of the corporation providing for the issuance of one or more series of the Preferred Shares.

(b)     The holders of the Common Shares shall be entitled to one vote for each share of Common Shares held by them of record at the time for determining the holders thereof entitled to vote.

C.      Stock Rights and Options

(a)     The Corporation shall have the power to create and issue rights, warrants or options entitling the holders thereof to purchase from the Corporation any shares of its capital stock of any class or classes, upon such terms and conditions and at such time and prices as the board of directors or a committee thereof may approve, which terms and conditions shall be incorporated in an instrument or instruments evidencing such rights, warrants or options. In the absence of fraud, the judgment of the board of directors or a committee thereof as to the adequacy of consideration for the issuance of such rights, warrants or options and the sufficiency thereof shall be conclusive.

The following Article Thirteen is added:

ARTICLE THIRTEEN

TRANSACTIONS WITH STOCKHOLDERS

A.     Control Share Acquisition Exemption

(a)     The Corporation elects not to be governed by the control share acquisition provisions of Nevada law, namely Sections 78.378 through 78.3793 of the Nevada Revised Statutes.

B.      Combinations With Interested Stockholders

(a)     The Corporation elects not to be governed by the provisions of Section 78.411 through Section 78.444 of the Nevada Revised Statutes.